Exhibit 8.1
List of Significant Subsidiaries and Affiliates of Ku6 Media Co., Ltd.

Name of Subsidiary or Affiliate	State or Jurisdiction of Incorporation
Ku6 Holding Limited	Cayman Islands
Ku6 (Beijing) Technology Co., Ltd.	People’s Republic of China
WeiMoSanYi (Tianjin) Technology Co., Ltd.	People’s Republic of China
Ku6 (Beijing) Information Technology Co., Ltd.	People’s Republic of China
Tianjin Ku6 Zheng Yuan Information Technology Co., Ltd.	People’s Republic of China
Ku6 (Beijing) Cultural Media Co., Ltd.	People’s Republic of China
Shanghai Yisheng Network Technology Co., Ltd.	People’s Republic of China
Shanghai Ran Ya Information Technology Co., Ltd.	People’s Republic of China